UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 23, 2005

QUALCOMM INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-19528	95-3685934

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5775 Morehouse Drive, San Diego, CA	92121

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (858) 587-1121

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     On February 23, 2005, the Compensation Committee of the Board of Directors of QUALCOMM Incorporated (the “Company”) approved certain changes to the Company’s compensation program for non-employee members of the Board of Directors. Specifically, the Compensation Committee approved the following changes:

•	The annual retainer for each non-employee director was increased from $25,000 to $50,000. This increase is effective as of January 1, 2005 and payments are made at the end of each quarter to non-employee directors continuing to serve on the Board of Directors after the March 2005 shareholder meeting.

•	The Audit Committee Chair annual retainer has been increased from $10,000 to $15,000. This increase is effective after the March 2005 shareholder meeting.

•	The Chair annual retainer for all other Board committees has been increased from $5,000 to $7,500. This increase is effective after the March 2005 shareholder meeting.

     A summary of these changes to the Company’s non-employee director compensation is attached as Exhibit 99.1 hereto and is hereby incorporated by reference.

     In addition, the Compensation Committee of the Board of Directors authorized the preparation and adoption of an amendment to the Company’s Executive Retirement Contribution Plan which would provide that non-employee directors are eligible to participate in such plan. This plan, when amended, will provide that eligible participants, including non-employee directors, may elect to defer the receipt of certain cash compensation (including director retainers and meeting fees) otherwise owed to the individual to a future date selected by the participant. This plan, once amended, will be summarized and filed by the Company on a subsequent Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

99.1	Summary of Changes to Non-Employee Director Compensation Program

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALCOMM Incorporated

(Registrant)

Date	February 24, 2005

/s/ Daniel L. Sullivan, Ph.D.

Executive Vice President, Human Resources

Exhibit Index

Exhibit	Description
99.1	Summary of Changes to Non-Employee Director Compensation Program